                                                                   EXHIBIT 99.10

                                SAGEBRUSH, INC.
                             3238 WEST MAIN STREET
                        CLAREMONT, NORTH CAROLINA 28610

                                January 13, 1998

Dear Sagebrush Shareholders:

     You are cordially invited to attend a special meeting of shareholders (the "Sagebrush Special Meeting") of Sagebrush, Inc., a North Carolina corporation ("Sagebrush"), to be held at the Gateway Hotel, 909 Highway 70, S.W., in Hickory, North Carolina, on January 27, 1998, at 10:00 a.m., local time. At the Sagebrush Special Meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of November 14, 1997 (the "Agreement") among Sagebrush, WSMP, Inc., a North Carolina corporation ("WSMP"), WSMP Acquisition, Inc., a North Carolina corporation and wholly-owned subsidiary of WSMP ("Sub"), and Messrs. L. Dent Miller and Charles F. Connor, Jr., and the related Plan of Merger (the "Plan of Merger"), pursuant to which Sub will merge with and into Sagebrush (the "Merger") and each share of Sagebrush common stock ("Sagebrush Common Stock"), other than shares held by dissenting shareholders, will be converted into the right to receive .3214 shares of WSMP common stock ("WSMP Common Stock"), subject to adjustment as described below. It is expected that the exchange of shares of WSMP Common Stock for shares of Sagebrush Common Stock will be tax-free to the shareholders of Sagebrush for federal income tax purposes.

     If the Merger is approved by the Sagebrush shareholders at the Sagebrush Special Meeting and the other conditions of the Agreement are satisfied (including approval by the shareholders of WSMP), then the number of shares of WSMP Common Stock to be received for each share of Sagebrush Common Stock (the "Exchange Ratio") will be determined based upon the simple average of the last sale price per share of WSMP Common Stock on The Nasdaq Stock Market on the ten consecutive trading days next preceding the date on which the shareholders of Sagebrush shall have approved the Merger (the "Average WSMP Closing Price"). If the Average WSMP Closing Price is greater than $23.34, then the Exchange Ratio shall be adjusted to become $7.50 divided by the Average WSMP Closing Price. If the Average WSMP Closing Price is less than $21.78, then the Exchange Ratio shall be adjusted to become $7.00 divided by the Average WSMP Closing Price. This adjustment factor is designed to assure that the market value of the WSMP Common Stock exchanged for each share of Sagebrush Common Stock will be not less than $7.00 and not more than $7.50 per share. On January 9, 1998, the closing
price of the WSMP common stock on The Nasdaq Stock Market was $          per
share.

     THE ENCLOSED NOTICE OF SPECIAL MEETING OF SHAREHOLDERS AND JOINT PROXY STATEMENT-PROSPECTUS CONTAIN IMPORTANT INFORMATION CONCERNING THE SAGEBRUSH SPECIAL MEETING AND THE PROPOSED MERGER, INCLUDING DETAILS AS TO THE DETERMINATION OF THE EXCHANGE RATIO. PLEASE CAREFULLY READ THESE MATERIALS AND THOUGHTFULLY CONSIDER THE INFORMATION CONTAINED IN THEM.

     Whether or not you plan to attend the Sagebrush Special Meeting, you are urged to complete, sign, date and promptly return the enclosed proxy card to assure that your shares of Sagebrush common stock will be voted at the Sagebrush Special Meeting. If you attend the Sagebrush Special Meeting, then you may vote in person, whether or not you have previously submitted a proxy.

     THE BOARD OF DIRECTORS OF SAGEBRUSH HAS APPROVED THE AGREEMENT AND THE PLAN OF MERGER AND BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF SAGEBRUSH. ACCORDINGLY, THE BOARD OF DIRECTORS OF SAGEBRUSH UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF SAGEBRUSH VOTE "FOR" APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER.

                                          Sincerely,

                                          /s/ L. Dent Miller
                                          L. Dent Miller
                                          President, Chief Executive Officer and
                                          Secretary